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                          Independent Auditors' Consent



To the Shareholders and Board of Trustees of the Smith Barney Arizona Muncipals Fund Inc.:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated July 9, 2001, on the statement of assets and liabilities for the Smith Barney Arizona Muncipals Fund Inc. (the "Fund") as of May 31, 2001, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.




                                                        KPMG LLP


New York, New York
September 26 2001